As filed with the
 Securities and Exchange Commission
                             on March 7, 1997

                                   Registration No. 33-18555


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                              POST-EFFECTIVE
                              AMENDMENT NO. 6
                                    TO
                                 FORM S-8

                          REGISTRATION STATEMENT
                                   Under
                        The Securities Act of 1933

      OPTEK TECHNOLOGY, INC.
                (Exact name of issuer as specified in its charter)

     Delaware                            75-1962405
(State of incorporation)                  (I.R.S. Employer
                                          Identification No.)


                           1215 West Crosby Road
                     Carrollton, Texas 75006
       (Address, including zip code, of principal executive offices)

                     1983 Incentive Stock Option Plan
          Amended and Restated 1983 Incentive Stock Option Plan
                          (Full titles of the plans)

                             Thomas R. Filesi
                                 President
                           1215 West Crosby Road
                          Carrollton, Texas 75006
                       (972) 323-2200
                 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                 Copy to:
                          Christopher M. Hewitt
                           Hewitt & Hewitt, P.C.
                            2612 Thomas Avenue
                            Dallas, Texas 75204

Approximate date of commencement of proposed sales to public:
Sales of the securities registered hereunder will occur from time to time after the effective date of this Registration Statement.
PAGE

                             EXPLANATORY NOTE


     The Prospectus filed as a part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 pursuant to Instruction C to Form S-8 and may be used for reoffers or resales of the Company's Common Stock previously acquired or to be acquired by the persons named therein pursuant to the Company's 1983 Incentive Stock Option Plan and Amended and Restated 1983 Incentive Stock Option Plan.
PAGE

                          OPTEK TECHNOLOGY, INC.



                           Cross Reference Sheet
                 Between Items of Form S-3 and Prospectus
                 Pursuant to Rule 501(b) of Regulation S-K



     Registration Statement
     Item and Heading                   Prospectus Heading


1.   Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus....       Cover Page; Cross Refer-
                                        ence Sheet

2.   Inside Front and Outside Back
     Cover Pages of Prospectus...       Cover Page

3.   Summary Information, Risk
     Factors and Ratio of
     Earnings to Fixed Charges...       The Company

4.   Use of Proceeds.............       *

5.   Determination of Offering
     Price ......................       *

6.   Dilution ...................       *

7.   Selling Security Holders....       Cover Page; Selling Stock-
                                        holders

8.   Plan of Distribution .......       Selling Stockholders

9.   Description of Securities
     to be Registered ...........       Incorporation of Documents
                                        by Reference

10.  Interests of Named Experts
     and Counsel.................       *

11.  Material Changes ...........       *

     Registration Statement
     Item and Heading                   Prospectus Heading

12.  Incorporation of Certain
     Information by Reference....       Incorporation of Documents
                                        by Reference

13.  Disclosure of Commission
     Position on Indemnification
     for Securities Act
     Liabilities.................       Indemnification of Direc-
                                        tors and Officers




*    Omitted as Inapplicable

PAGE

PROSPECTUS
                               47,889 Shares

                           OPTEK TECHNOLOGY, INC.

                               Common Stock

     This Prospectus relates to 47,889 shares of the Common Stock, par value $0.01 per share (the "Common Stock"), of Optek Technol-ogy, Inc. (the "Company"), which may be offered from time to time by any or all of the Selling Stockholders named herein (the "Selling Stockholders"). It is anticipated that the Selling Stockholders will offer shares for sale at prevailing prices in the over-the-counter market on the date of sale. The Company will receive no part of the proceeds of sale made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by an individual Selling Stockholder will be borne by such Selling Stockholder.

     The Common Stock of the Company is traded on the over-the-counter market. On February 27, 1997 the closing price of the Company's Common Stock, as reported by the NASDAQ National Market
System was $13.50 per share.

     The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
            THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                    THE CONTRARY IS A CRIMINAL OFFENSE.

      No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stock-holders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

             The date of this Prospectus is February 28, 1997.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to Optek Technology, Inc., 1215 West Crosby Road, Carrollton, Texas 75006. The Company's telephone number at that location is (972) 323-2200.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 219 South Dearborn Street, Chicago, IL 60604; 26 Federal Plaza, New York, NY 10007; and 5757 Wilshire Boulevard, Los Angeles, CA 90036, and copies of such materials can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates.

     The Company will furnish its stockholders with annual reports containing additional financial statements and a report thereon by independent certified public accountants.



                             TABLE OF CONTENTS

                                                  Page

     The Company ...............................    3

     Selling Stockholders ......................    3

     Indemnification of Directors and Officers..    4

     Information Incorporated by Reference .....    5





PAGE

                                THE COMPANY

     Optek Technology, Inc. (the "Company") markets, designs and manufactures sensor products based on either of two technologies: optoelectronics or magnetic field sensing. These products react to changes in infrared light or magnetic fields which indicate physical events such as position, speed or rotation and convert this information into an electrical signal which can then be communicated to control devices such as microprocessors capable of processing and responding to that signal. Because optoelectronic and magnetic sensors operate without physical contact, they are capable of more accurate and reliable measurement and can be used with more sensitive and delicate equipment than standard mechanical or electromechanical devices. These characteristics, combined with increased speed, durability and compactness, have stimulated the substitution of optoelectronic and magnetic sensors for mechanical and electromechanical processors in certain applications.

     The Company was incorporated in Texas in October 1979 as "Crown Semiconductor, Inc." and reincorporated in Delaware in August 1984, changing its name to "Optek Technology, Inc." Its executive offices are located at 1215 West Crosby Road, Carrollton, Texas 75006, a city immediately north of Dallas. The Company's telephone number is (972) 323-2200.


                           SELLING STOCKHOLDERS

     The following table shows the names and positions with the Company during the past three years of the Selling Stockholders, the number of shares of the Company's Common Stock beneficially owned by each of them as of January 20, 1997 and the number of shares covered by this Prospectus:

                               Beneficial                Beneficial
                 Position      Ownership                 Ownership
Selling          With          Prior to     Shares       After
Shareholder      the Company   Offering     Offered      Offering
Thomas R.         Director,    358,833      36,000       322,833
Filesi            President
                  and Chief
                  Executive
                  Officer

Richard G.        Vice          37,755       1,889        35,866
Dahlberg          President,
                  Engineering

Thomas S.         Vice          92,331      10,000        82,331
Garrett           President,
                  Operations

     As of January 20, 1997, the Company had approximately
3,965,495 shares of Common Stock outstanding.

     The Company has been advised by the Selling Stockholders that they intend to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

     The Company has informed the Selling Stockholders that the anti-manipulative Rules 10b-6 and 10b-7 may apply to their sales in the market and has furnished each Selling Stockholder with a copy of these Rules and has informed them of the possible need for delivery of copies of this Prospectus.

     In addition, the Company has informed each of the Selling Stockholders that any Selling Stockholder who is affiliated with the Company, and any other persons acting in concert with such Selling Stockholders for the purpose of selling securities of the Company, may reoffer or resale pursuant to this Prospectus during any three month period up to, but no more than, the greater of:
(i) one percent of the shares of Common Stock outstanding as shown by the most recent report or statement published by the Company; or
(ii) the average weekly reported volume of trading in the Common Stock reported through the NASDAQ National Market System during the four calendar weeks preceding the date of sale.

     There can be no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered by them hereunder.




                 INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law empowers the Company to indemnify its current and former Directors, officers and certain other persons against certain expenses incurred by them in connection with any suit to which they were, are or are threatened to be made parties by reason of their serving in such positions, so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, however, the power to indemnify does not extend to judgments or settlement amounts and, unless the court determines that indemnification is appropriate, indemnification is not available for the benefit of such persons who are adjudged to be liable to the Company. The statute also empowers the Company to purchase and maintain insurance for such persons with respect to liability arising out of or in connection with their capacity or status with the Company.

     The statute further specifically provides that the indem-nification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or Director may be entitled under any bylaws, agreements, vote of stockholders or disinterested Directors or otherwise. Article IX of the Company's Bylaws provides for the indemnification of Directors, officers and certain other persons within the limitations of Section 145.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.




                   INFORMATION INCORPORATED BY REFERENCE

     There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Securities and Exchange Commission:

     The Company's Annual Report on Form 10-K for the fiscal year ended October 25, 1996 as filed with the Securities and Exchange
Commission on January 23, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the end of the fiscal year covered by such annual report and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     The description of the Common Stock contained in the Company's Registration Statement filed under the Securities Exchange Act of 1934 (the "Exchange Act") registering shares of the Common Stock under Section 12 of the Exchange Act, including any amendment or reports filed for the purpose of updating such description.
PAGE

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Optek Technology, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the under-signed, thereunto duly authorized, in the City of Carrollton, State of Texas, on this 28th day of February, 1997.

                              OPTEK TECHNOLOGY, INC.




                              By  /s/ Thomas R. Filesi
                                 Thomas R. Filesi, President and
                                 Chairman of the Board

PAGE

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                Title                    Date


 /s/ Thomas R. Filesi     Director and President    }
Thomas R. Filesi         (Chief Executive Officer)  }
                                                    }
                                                    }
/s/ William J. Collinsworth     Vice President, Finance       }
William J. Collinsworth  (Principal Financial       }
                         and Accounting Officer)    }
                                                    }
                                                    }
/s/ Grant A. Dove*       Chairman of the Board      }
Grant A. Dove            and Director               }
                                                    }
                                                    } February
/s/ Rodes Ennis*         Director                   } 28, 1997
Rodes Ennis                                         }
                                                    }
                                                    }
/s/ Michael E. Cahr*     Director                   }
Michael E. Cahr                                     }
                                                    }
                                                    }
/s/ William H. Daughtrey* Director                  }
William H. Daughtrey, Jr.                           }
                                                    }
                                                    }
/s/ Wayne Stevenson*     Director                   }
Wayne Stevenson                                     }


     * By  /s/ Thomas R. Filesi
          Thomas R. Filesi,
          Attorney-in-Fact